Exhibit 99


For Immediate Release

SCOTT'S LIQUID GOLD-INC.
ANNOUNCES SECOND QUARTER OPERATING RESULTS

DENVER, Colorado (August 5, 2005) -- Scott's Liquid Gold-Inc.
(OTC BB: "SLGD"), which develops, manufactures and markets household and skin care products, today announced its operating results for the second quarter and first six months of the year 2005.

For the three months ended June 30, 2005, net sales were $5,724,800 compared with net sales of $5,307,900 in the second quarter of the previous year, an increase of $416,900 or 7.3%. The Company reported a net loss for the quarter of $138,500, or ($0.01) per share, versus a net loss of $275,900 or ($0.03) per share, in the three months ended June 30, 2004, a decrease in the net loss of $137,400 or 49.8%.

Net sales for the six months ended June 30, 2005 totaled $11,247,300, compared with $10,516,900 in 2004, an increase of
$730,400 or 6.9%. The Company reported a first half 2005 net loss of $533,400, or ($0.05) per share, as compared with a net loss of $626,700, or ($0.06) per share, in the six months ended June 30, 2004, an improvement of $93,300 or 14.9%.

Mark E. Goldstein, Chairman of the Board and Chief Executive Officer of Scott's Liquid Gold-Inc., commented: "During the first half of 2005 we experienced increases in sales of our in sales of our other skin care products because of the introductions of new Alpha Hydrox products and additional Montagne Jeunesse sachets, while experiencing a decrease of both products in our line of household products. Our net loss for the first half of 2005 was primarily due to a lower profit margin on the sales increase of our Montagne Jeunesse products and to the household products sales decrease, coupled with higher raw material costs for both segments. "

Scott's Liquid Gold-Inc. develops, manufactures and markets high quality household and consumer products, including Scott's Liquid Gold wood cleaners/preservatives, Touch of Scent air fresheners, Alpha Hydrox skin care products, and Neoteric Diabetic Skin Care products. Scott's Liquid Gold-Inc. also distributes skin care sachets of Montagne Jeunesse. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol "SLGD".

Additional information on Scott's Liquid Gold-Inc. and its products can be accessed on the World Wide Web:
www.scottsliquidgold.com, www.alphahydrox.com,
www.touchofscent.com, and www.neotericdiabetic.com.

This press release may contain "forward-looking" statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company's performance inherently involve risks and uncertainties that could cause actual results to differ from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace; acceptance in the marketplace of the Company's new product lines; competitive factors; continuation of the Company's distributorship agreement with Montagne Jeunesse; the need for effective advertising of the Company's products; limited resources available for such advertising; new product introductions by others; technological changes; dependence upon third-party vendors and upon sales to major customers; changes in the regulation of the Company's products, including applicable environmental regulations; adverse developments in pending litigation; the loss of any executive officer; and other risks discussed in this release and in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
Jeffry B. Johnson at (303) 373-4860



SCOTT'S LIQUID GOLD-INC.
& Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)


                      Three Months Ended          Six Months Ended
                  -------------------------   -------------------------
                            June 30,                    June 30,
                      2005          2004          2005          2004
                  -----------   -----------   -----------   -----------
Net sales         $ 5,724,800   $ 5,307,900   $11,247,300   $10,516,900

Operating costs
  and expenses:
   Cost of sales    3,131,400     2,970,000     6,238,900     5,720,600
   Advertising        202,000       173,400       478,500       637,100
   Selling          1,491,000     1,457,500     2,966,300     2,781,400
   General and
     administrative   999,200       950,200     2,022,000     1,936,700
                  -----------   -----------   -----------   -----------
                    5,823,600     5,551,100    11,705,700    11,075,800
                  -----------   -----------   -----------   -----------

Loss from operations  (98,800)     (243,200)     (458,400)     (558,900)
Interest income         7,800         9,900        20,400        20,500
Interest expense      (47,500)      (42,600)      (95,400)      (88,300)
                  -----------   -----------   -----------   -----------
                     (138,500)     (275,900)     (533,400)     (626,700)
Income tax
  expense (benefit)      -             -             -             -
                  -----------   -----------   -----------   -----------
Net loss          $  (138,500)  $  (275,900)  $  (533,400)  $  (626,700)
                  ===========   ===========   ===========   ===========

Net loss per common
 share (Note 3):
   Basic          $     (0.01)  $     (0.03)  $     (0.05)  $     (0.06)
                  ===========   ===========   ===========   ===========
   Diluted        $     (0.01)  $     (0.03)  $     (0.05)  $     (0.06)
                  ===========   ===========   ===========   ===========

Weighted average shares
outstanding:
   Basic           10,471,000    10,361,900    10,471,000    10,359,000
                  ===========   ===========   ===========   ===========
   Diluted         10,471,000    10,361,900    10,471,000    10,359,000
                  ===========   ===========   ===========   ===========